Exhibit 16.1

October 4, 2024

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 30, 2024, to be filed by our former client, TNF Pharmaceuticals, Inc. (formerly MyMD Pharmaceuticals, Inc.). We agree with the statements made in response to that Item insofar as they relate to our Firm.

Additionally, we are not in a position to agree or disagree with the statements in the last two paragraphs.

Very truly yours,

Morison Cogen LLP

Blue Bell, Pennsylvania